Exhibit 99.1
BRC Inc. Reports Second Quarter 2022 Financial Results
Net Revenue Increases 27% in Q2 2022 to $66 million
Raises 2022 Full Year Revenue Outlook to $320M+
Updates 2023 Full Year Revenue Outlook to $500M+
SALT LAKE CITY, Utah – August 11, 2022 – BRC Inc. (NYSE: BRCC), a rapidly growing and mission-driven premium coffee company founded to support veterans, active-duty military, first responders and serve a broad customer base by connecting consumers with great coffee and a unique brand experience, today announced financial results for the second quarter of fiscal year 2022.

“The second quarter of 2022 really showed the benefits of our omnichannel business model and the substantial growth we are achieving within our Wholesale channel. Our RTD products are now sold in approximately 67,000 doors and we have continued to be the fastest growing single serve RTD Coffee brand across all areas of trade" said BRCC Founder and Chief Executive Officer Evan Hafer. "We've seen our customer shift their spending habits post-COVID from online to in store, and we are responding to the demands of our customer with the launch of our bagged coffee and k-cup rounds into the Food, Drug & Mass Market ("FDM") channel in Q4. With our omnichannel model, we are constantly evolving to meet our customers where they shop in order to maximize sustainable and profitable growth."

"Because of our mission and unique connection to our community, we've been able to partner with two of the most recognizable brands in America during Q2. We had the opportunity to partner with Amazon for the launch of the "Terminal List" series on Amazon Prime Video, and more recently, announced a partnership with the Dallas Cowboys. Now "America's Team" will be serving "America's Coffee." These partnerships will only enhance our brand awareness and help us give back to veterans, active duty military, first responders and their families."
Second Quarter 2022 Financial Details
•Net revenue of $66.4 million, an increase of 27% year-over-year
•Gross profit increased 6% year-over-year to $22.6 million or 34% of net revenue
•Net loss of $45.1 million (including $27.9 million of expense for non-cash fair value adjustments)
•Adjusted EBITDA (non-GAAP) of $(10.4) million
Year-to-Date 2022 Financial Details
•Net revenue of $132.2 million, an increase of 31% year-over-year
•Gross profit increased 12% year-over-year to $45.8 million or 35% of net revenue
•Net loss of $301.9 million (including $268.7 million of expense for non-cash fair value adjustments)
•Adjusted EBITDA (non-GAAP) of $(16.6) million
Second Quarter 2022 Results
Second quarter 2022 revenue increased 27% to $66.4 million from $52.4 million in the second quarter of 2021. Direct-to-Consumer revenue decreased 7% to $37.0 million in the second quarter of 2022 from $39.8 million during the second quarter of 2021. Wholesale revenue increased 145% to $24.0 million in the second quarter of 2022 from $9.8 million in the second quarter of 2021. Outpost revenue increased 98% to $5.4 million in the second quarter of 2022 from $2.7 million in the second quarter of 2021. The Direct-to-Consumer performance was primarily driven by lower sales from non-subscription customers as consumers shifted spending habits post-COVID. The wholesale channel performance was primarily driven by growth in our RTD product and expanding partnerships in our wholesale channel. The Outpost channel performance was driven by an increase in our company-owned store count, which increased to ten in the second quarter of 2022 from three company-owned outposts in the second quarter of 2021.
Gross profit increased 6% to $22.6 million in the second quarter of 2022 from $21.3 million in the second quarter of 2021. Gross margins decreased 670 basis points to 34% from 41% for the second quarter of 2021. The decrease in gross profit and gross margin was driven by increases in the cost of green coffee and RTD ingredients as well as a continued shift in our product mix, as our RTD has a higher product cost and lower gross margin as compared to bagged coffee.
Marketing expenses increased 1% to $9.0 million in the second quarter of 2022 from $8.9 million in the second quarter of 2021. This increase was driven by a focused investment in our brand partnerships, such as Travis Pastrana and Bucky Lasek, and owned media, partially offset by more targeted ad spend. As a percentage of revenue, marketing expenses decreased 349 basis points to 14% in the second quarter of 2022 versus 17% in the second quarter of 2021.

Salaries, wages and benefits increased 36% to $15.5 million in the second quarter of 2022 from $11.4 million in the second quarter of 2021. Increase in salaries, wages, and benefits are primarily due to increased employee headcount to support our significant sales growth, especially investments in key positions to support the growth of our Wholesale and Outposts channels. As a percentage of revenue, salaries, wages and benefits increased 156 basis points to 23% in the second quarter of 2022 as compared to 22% for the second quarter of 2021.
General and administrative ("G&A") expenses increased 158% to $14.8 million in the second quarter of 2022 from $5.8 million in the second quarter of 2021. This increase is primarily related to consulting and other expenses to support our strategic growth and productivity initiatives as well as additional support to operate as a publicly traded company. As a percentage of revenue, G&A increased 1,136 basis points to 22% in the second quarter of 2022 compared to 11% in the second quarter of 2021.
For the three months ended June 30, 2022, we recognized losses from the change in fair value of earn-out liabilities and gains from the change in fair value of warrant liabilities and derivative liabilities. The losses and gains recorded for the three months ended June 30, 2022 each represent the following:
–Upon the closing of the Business Combination with SilverBox Engaged on February 9, 2022, we recognized earn-out liabilities of $218.7 million. Upon the occurrence of the second tier vesting event with respect to a portion of our earnout shares in April 2022, the respective liability was remeasured to the fair value and a loss of $38.6 million was recorded for the three months ended June 30, 2022. The change in fair value of the earn-out liability was primarily a result of the increase of the closing price of our Class A Common stock from March 31, 2022 to April 5, 2022.
–Additionally, upon the closing of the Business Combination with SilverBox Engaged on February 9, 2022, we recognized warrant liabilities of $36.5 million. In connection with the redemption of our warrants in May 2022, the warrant liabilities were remeasured to the fair value and a gain of $5.4 million was recorded for the three months ended June 30, 2022. The change in fair value of the warrant liabilities was primarily a result of the decrease of the closing price of our Class A Common Stock from March 31, 2022 to May 4, 2022.
–Lastly, upon the closing of the Business Combination with SilverBox Engaged on February 9, 2022, we recognized a derivative liability of $9.7 million relating to certain deferred premium payable following the redemption of our Series A preferred units. In connection with the vesting of such deferred premium in May 2022, the derivative liability was remeasured to the fair value and a gain of $5.2 million was recorded for the three months ended June 30, 2022. The change in fair value of the derivative liability was primarily a result of the decrease of the closing price of our Class A Common Stock from March 31, 2022 to May 4, 2022.
Net loss for the second quarter of 2022 was $45.1 million and Adjusted EBITDA was $(10.4) million. This compares to net loss of $5.3 million and Adjusted EBITDA of $(1.4) million in the second quarter of 2021.

Outlook
With the additional co-manufacturers coming online and our entry into FDM during Q4, we are updating our Full Year 2022 revenue outlook to $320 million or more. While we are slowing our Outpost build schedule from 15 to 10 for 2022, we expect the incremental growth in our Wholesale channel will more than offset the delayed Outpost opening schedule and slower growth in the DTC channel. In addition, as a result of inflationary headwinds, elevated supply chain costs, and the ramp up in hiring to support our entry into FDM, we no longer expect to be Adjusted EBITDA positive in the second half of 2022. While we will formally provide guidance for 2023 with our 2022 full year results, we are increasing our current revenue outlook previously disclosed to at least $500 million for 2023 with low-to-mid single digit EBITDA margins.
The outlooks and forecast provided above constitutes forward-looking statements and actual results may differ materially. Refer to the "Forward-Looking Statements" safe harbor section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.
Conference Call
A conference call to discuss the Company’s second quarter results is scheduled for Aug 11, 2022, at 8:00 a.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-0609 or (201) 689-8541 for international callers. A webcast of the call will be available on the investor relations page of the Company’s website at Black Rifle Coffee Company (BRCC). For those unable to participate in the conference call, a replay will be available after the conclusion of the call on Aug 11, 2022 through Aug 18, 2022. The U.S. toll-free replay dial-in number is (877) 660-6853, and the international replay dial-in number is (201) 612-7415. The replay passcode is 13730916.
About BRC Inc.
Black Rifle Coffee Company (BRCC) is a veteran-founded coffee company serving premium coffee to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting veterans, active-duty military, first responders and the American way of life.
To learn more about BRCC, visit www.blackriflecoffee.com, follow BRCC on social media, or subscribe to Coffee or Die Magazine's daily newsletter at https://coffeeordie.com/presscheck-signup.
Forward-Looking Statements
This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including failure to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably and retain our key employees; negative publicity impacting our brand and reputation, which may adversely impact our operating results; failure by us to maintain our message as a supportive member of the veteran and military communities and any other factors which may negatively impact the perception of our brand; our limited operating history, which may make it difficult to successfully execute our strategic initiatives and accurately evaluate future risks and challenges; failed marketing campaigns, which may cause us to incur costs without attracting new customers or realizing higher revenue; failure to attract new customers or retain existing customers; risks related to the use of social media platforms, including dependence on third-party platforms; failure to provide high-quality customer experience, which may impact our brand; decrease in success of the direct to consumer revenue channel; loss of one or more of co-manufacturers; failure to effectively manage or distribute our products through our wholesale business partners; failure by third parties involved in the supply chain of coffee, store supplies or merchandise to produce or deliver products; changes in the market for high-quality Arabica coffee beans and other commodities; fluctuations in costs and availability of real estate, labor, raw materials, equipment, transportation or shipping; loss of confidential data from customers and employees, which may subject us to litigation, liability or reputational damage; failure to successfully compete with other producers and retailers of coffee; failure to successfully open new retail coffee shops; failure to receive anticipated orders from current or prospective customers; failure to properly manage our rapid growth and relationships with various business partners; failure to protect against software or hardware vulnerabilities; failure to build brand recognition using our intellectual properties; shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes; failure to adequately maintain food safety or quality and comply with food safety regulations; failure to successfully integrate into new domestic and international markets; risks related to leasing space subject to long-term non-cancelable leases and with respect to real property; failure of our franchise partners to successfully manage their franchise; failure to raise additional capital to develop the business; risks related to the COVID-19 pandemic, including supply chain disruptions; the loss of one or more of our executive officers and other key employees; failure to hire and retain qualified employees; failure to meet our goal of hiring 10,000 veterans; risks related to unionization of employees; failure to comply with federal state and local laws and regulations; resales from time to time of a significant portion of our shares held by selling holders; and inability to maintain the listing of our Class A Common Stock on the New York Stock Exchange. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the Company's documents filed or to be filed with the Securities and Exchange Commission (the "SEC"), including our Quarterly Report on Form 10-Q, and our Annual Report on Form 10-K filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
Investor Contact
Tanner Doss: IR@BlackRifleCoffee.com
ICR for BRCC: BlackrifleIR@icrinc.com
Media Contact
TrailRunner International for BRCC: Pat Shortridge, (651) 491-6764; pats@trailrunnerint.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue, net	$66,365	$52,357	$132,201	$101,147
Cost of goods sold	43,809	31,050	86,432	60,202
Gross profit	22,556	21,307	45,769	40,945
Operating expenses
Marketing and advertising	9,026	8,948	17,177	15,499
Salaries, wages and benefits	15,539	11,443	31,557	19,221
General and administrative	14,831	5,751	29,718	10,589
Total operating expenses	39,396	26,142	78,452	45,309
Operating loss	(16,840)	(4,835)	(32,683)	(4,364)
Non-operating income (expense)
Interest expense	(176)	(451)	(666)	(745)
Other income (expense), net	(56)	(10)	293	(2)
Change in fair value of earn-out liability	(38,553)	—	(209,651)	—
Change in fair value of warrant liability	5,435	—	(56,675)	—
Change in fair value of derivative liability	5,172	—	(2,335)	—
Total non-operating expenses	(28,178)	(461)	(269,034)	(747)
Loss before income taxes	(45,018)	(5,296)	(301,717)	(5,111)
Income tax expense	67	38	195	74
Net loss	(45,085)	$(5,334)	(301,912)	$(5,185)
Less: Net loss attributable to non-controlling interest	(34,330)		(228,236)
Net loss attributable to BRC Inc.	$(10,755)		$(73,676)

Net loss per share attributable to Class A Common Stock(1)
Basic and diluted	$(0.22)		$(1.49)
Weighted-average shares of Class A common stock outstanding(1)
Basic and diluted	49,771,104		47,789,909
(1) For the six months ended June 30, 2022, net loss per share of Class A Common Stock and weighted-average shares of Class A Common Stock outstanding is representative of the period from February 9, 2022 through June 30, 2022, the period following the Business Combination.

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts, unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$93,085	$18,334
Accounts receivable, net	13,685	7,442
Inventories	26,583	20,872
Prepaid expenses and other current assets	11,219	6,377
Total current assets	144,572	53,025
Property, plant and equipment, net	38,516	31,114
Operating lease, right-of-use asset	10,392	—
Identifiable intangibles, net	242	167
Other	785	2,776
Total assets	$194,507	$87,082

Liabilities and stockholders' equity/members’ deficit
Current liabilities:
Accounts payable	$8,465	$17,387
Accrued liabilities	16,478	22,233
Deferred revenue and gift card liability	8,010	7,334
Current maturities of long-term debt, net	3,282	11,979
Current operating lease liability	959	—
Current maturities of finance lease obligations	92	85
Total current liabilities	37,286	59,018
Non-current liabilities:
Long-term debt, net	17,249	22,712
Finance lease obligations, net of current maturities	234	228
Operating lease liability	9,690	—
Other non-current liabilities	478	334
Total non-current liabilities	27,651	23,274
Total liabilities	64,937	82,292
Commitments and Contingencies
Stockholders' equity/members' deficit:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001, 2,500,000,000 shares authorized; 52,605,983 shares issued and outstanding	5	—
Class B common stock, $0.0001 par value, 300,000,000 shares authorized; 158,954,316 shares issued and outstanding	16	—
Series C common stock, $0.0001 par value, 1,500,000 shares authorized; no shares issued and outstanding	—	—
Series A preferred equity, less issuance costs (151,406 units authorized, issued and outstanding as of December 31, 2021)	—	154,281
Additional paid in capital	128,245	—
Accumulated deficit	(94,503)	(19,996)
Members’ deficit (18,769 Class A units and 73,890 Class B units authorized, issued and outstanding as of December 31, 2021 )	—	(129,495)
Total BRC Inc.'s stockholders' equity/members' deficit	33,763	(149,491)
Non-controlling interests	95,807	—
Total stockholders' equity/members' deficit	129,570	(149,491)
Total liabilities Series A preferred, and stockholders' equity/members' deficit	$194,507	$87,082

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(301,912)	$(5,185)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,015	1,152
Equity-based compensation	3,238	2,290
Non-employee equity-based compensation	739	738
Amortization of debt issuance costs	261	254
Bad debt recovery	—	(51)
Change in fair value of earn-out liability	209,651	—
Change in fair value of warrant liability	56,675	—
Change in fair value of derivative liability	2,335	—
Changes in operating assets and liabilities:
Accounts receivable, net	(6,243)	(1,127)
Inventories, net	(5,711)	(6,215)
Prepaid expenses and other assets	(4,635)	(1,148)
Accounts payable	(8,922)	49
Accrued liabilities	(3,105)	2,522
Deferred revenue and gift card liability	676	745
Operating lease liability	257	—
Other liabilities	145	—
Net cash used in operating activities	$(54,536)	$(5,976)
Investing activities
Purchases of property, plant and equipment	$(9,400)	$(7,156)
Net cash used in investing activities	$(9,400)	$(7,156)
Financing activities
Proceeds from issuance of long-term debt, net of cash paid for debt issuance costs of $— as of June 30, 2022 and $11 as of June 30, 2021	$7,597	$11,799
Repayment of long-term debt	(23,617)	(8,872)
Financing lease obligations	13	(237)
Distribution and redemption of Series A preferred equity	(127,853)	(3,062)
Proceeds from Business Combination, including PIPE investment	337,957	—
Payment of Business Combination costs	(31,638)	—
Redemption of Class A and Class B units	(20,145)	—
Redemption of incentive units	(3,627)	—
Net cash provided by (used in) financing activities	$138,687	$(372)
Net increase (decrease) in cash and cash equivalents	74,751	(13,504)
Beginning cash and cash equivalents	18,334	35,632
Ending cash and cash equivalents	$93,085	$22,128

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Amounts in thousands, unaudited)

	Six Months Ended June 30,
	2022	2021
Non-cash operating activities
Recognition of right-of-use operating lease assets	$10,392	$—

Non-cash investing and financing activities
Series A preferred exchange for PIPE shares	$26,203	$—
Series A preferred equity amortization	5,390	7,339
Issuance of note payable for repurchase of member units	—	365
Capital expenditures financed through credit facilities and capital leases	—	42
Accrued capital expenditures	23	20

Supplemental cash flow information
Cash paid for income taxes	$233	$22
Cash paid for interest	$531	$372

KEY OPERATING AND FINANCIAL METRICS
(unaudited)

Revenue by Sales Channel
(Amounts in Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Direct to Consumer	$36,962	$39,821	$75,294	$78,144
Wholesale	23,971	9,798	45,926	19,149
Outpost	5,432	2,738	10,981	3,854
Total Net Revenue	$66,365	$52,357	$132,201	$101,147

Key Operational Metrics
	Three Months Ended June 30,
	2022	2021
DTC Subscribers	287,800	276,600
Wholesale Doors	3,730	1,780
RTD Doors	66,770	30,260
Outpost
Company-owned Stores	10	3
Franchise stores	10	4

Non-GAAP Financial Measures
To evaluate the performance of our business, we rely on both our results of operations recorded in accordance with GAAP and certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise GAAP. Accordingly, the non-GAAP financial measures we use and refer to should not be viewed as a substitute for performance measures derived in accordance with GAAP or as a substitute for a measure of liquidity. Our definitions of EBITDA and Adjusted EBITDA described below are specific to our business and you should not assume that they are comparable to similarly titled financial measures of other companies. We define EBITDA as net income (loss) before interest, state income taxes, depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, excluding certain non-cash fair value adjustments, as adjusted for equity-based compensation, system implementation costs, transaction expenses, executive recruiting, severance and sign-on bonus, outpost pre-opening expenses and strategic initiative related costs. When used in conjunction with GAAP financial measures, we believe that EBITDA and Adjusted EBITDA are useful supplemental measures of operating performance because it facilitates comparisons of historical performance by excluding non-cash items such as equity-based payments and other amounts not directly attributable to our primary operations, such as the impact of system implementation, acquisitions, disposals, executive searches, executive severance, non-routine investigations, litigation and settlements. Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and may not provide a complete understanding of our operating results as a whole. Some of these limitations are (i) they do not reflect changes in, or cash requirements for, our working capital needs, (ii) they not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt, (iii) they do not reflect our tax expense or the cash requirements to pay our taxes, (iv) they do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments, (v) although equity-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future and (vi) although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements.

A reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA is set forth below:

Reconciliation of Net loss to Adjusted EBITDA
(Amounts in Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022		2021
Net loss	$(45,085)	$(5,334)	$(301,912)		$(5,185)
Interest expense	176	451	666		745
Tax expense	67	38	195		74
Depreciation and amortization	1,027	653	2,015		1,152
EBITDA	$(43,815)	$(4,192)	$(299,036)		$(3,214)
Non-cash fair value adjustments
Change in fair value of earn-out liability expense(1)	38,553	—	209,651		—
Change in fair value of warrant liability expense(2)	(5,435)	—	56,675		—
Change in fair value of derivative liability(3)	(5,172)	—	2,335		—
EBITDA, excluding non-cash fair value adjustments	$(15,869)	$(4,192)	$(30,375)		$(3,214)
Equity-based compensation(4)	1,363	2,343	3,977		3,028
System implementation costs(5)	276	48	528		254
Transaction expenses(6)	37	74	1,020		74
Executive recruiting, severance, relocation and sign-on bonus(7)	1,548	216	2,354		542
Outpost pre-opening expenses(8)	67	132	162		216
Strategic initiative related costs(9)	1,709	—	5,259	—	—
Certain ongoing de-SPAC related legal disputes(10)	458	—	458		—
Adjusted EBITDA	$(10,411)	$(1,379)	$(16,617)		$900
(1)Represents non-cash expense recognized to remeasure the earn-out liability to fair value upon vesting events. The change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination.
(2)Represents non-cash expense recognized to remeasure the warrant liability to fair value upon redemption. For the six months ended June 30, 2022, the change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination. For the three months ended June 30, 2022, the change in fair value was a result of the decrease of the closing price of our publicly traded common stock from March 31, 2022 to May 4, 2022.
(3)Represents non-cash expense recognized to remeasure the derivative liability to fair value upon the vesting event. For the six months ended June 30, 2022, the change in fair value was a result of the increase of the closing price of our publicly traded common stock subsequent to the closing of our business combination. For the three months ended June 30, 2022, the change in fair value was a result of the decrease of the closing price of our publicly traded common stock from March 31, 2022 to May 4, 2022. combination.
(4)Represents the non-cash expense of our equity-based compensation arrangements for employees, directors, consultants and wholesale channel partner.
(5)Represents costs associated with the implementation of our enterprise-wide resource planning (ERP) system.
(6)Represents expenses related to becoming a public company such as public company readiness, consulting and other fees that are not related to core operations.
(7)Represents nonrecurring payments made for executive recruitment, severance, relocation, and sign-on bonuses.
(8)Represent costs incurred prior to the opening of an Outpost including labor, rent and utilities, travel and lodging costs, legal fees and training expenses.
(9)Represents third-party consulting costs related to the planning and execution of our growth and productivity strategic initiative.
(10)Represents legal costs and fees incurred in connection with certain ongoing de-SPAC related legal disputes.